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Sonoma Valley Bancorp Reports 3rd Quarter Financial Results

SONOMA, California October 23, 2009 - Sonoma Valley Bancorp, (OTC Bulletin Board: SBNK) the holding company for Sonoma Valley Bank, posted record total assets of $354 million at September 30, 2009 up 11.6% from $317 million as of September 30, 2008.  Loans net of reserves reached $280 million, up 7.9% from $260 million in 2008 while deposits grew a very impressive 16.9%, to $289 million, up from $247 million a year ago.  The Company’s crucial total risk-based capital ratio stands at a healthy level of 12.8%, up from 11.5% one year ago.

Sean Cutting, Sonoma Valley Bank President and CEO reported that prior to the loan loss provision and payment of taxes, the Company showed net income of $1,757,896 in the third quarter compared to $1,675,918 during the same period last year.  While the Company has initiated multiple cost-cutting efforts, non-interest expense increased by $612,000 over the same nine month period last year primarily due to a large increase in FDIC insurance premiums assessed to all federally insured institutions.

Cutting stated, “We continued to add to the loan loss reserve account during the quarter, with an allocation of $2,550,000 versus $300,000 during the same period last year, which resulted in a third quarter net loss of ($358,245), compared to the quarterly earnings of $916,075 over the same period one year ago.  The increased allocation was responsible and necessary in light of the current challenges in the banking and real estate environments. While the increase in the reserve allocation negatively impacts the profit and loss statement, the Bank has strong liquidity and is well capitalized by regulatory standards.”

Cutting further noted, “The reduction in the level of non-performing assets during the quarter was due to the charge off of several non-performing loans.  The Bank, however, continues its aggressive collection efforts on these loans, and will recognize as a recovery, any payments received. After the charge-offs, the reserve account stood at 2.10% of all loans.” The performance of the loan portfolio and the adequacy of the reserve account are closely monitored, and the Bank is prepared to make adjustments as deemed necessary.

On a per share basis, net income (loss) for common stockholders for the three months ended September 30, 2009 was $(0.22) versus $0.41 during the same period in 2008. For the first nine months of 2009, the annualized Return on Average Assets was (0.50%) and the annualized Return on Average Equity was (4.53%). The Book Value for common stock at period end was $12.52. The Bank had 2.47% in non-performing assets at September 30, 2009, up from 0.85% at September 30, 2008, but down from 4.09% at June 30, 2009.

Given the Bank’s knowledge of its local market, its liquidity and strong capital position, deposit growth, and strong net interest income, it is well-positioned to continue to serve the community’s credit needs and provide long-term profitability to the holding company and its shareholders as the economy and real estate markets recover.

Sonoma Valley Bancorp shares are listed on the OTC Bulletin Board (OTCBB) and the stock symbol is SBNK.

This press release may contain forward-looking statements, which are not historical facts, but which management believes are a benefit to shareholders.  These forward looking statements may include management's expectations regarding future events and performance of its subsidiary, Sonoma Valley Bank, including such items as operating efficiencies, projected growth in loans and deposits, future operating results and forecasts, net interest margin, strength of the local economy where Sonoma Valley Bank principally operates, and federal fiscal policies.  Future events are difficult to predict and such forward-looking statements contained in this press release which are not historical facts are subject to risks and uncertainties that could cause actual results to differ materially and adversely from those expressed, including, but not limited to, certain changes in the local economy, changes in interest rates and federal fiscal policies, and changes in competition.  In addition, the Company discusses certain other risks and uncertainties related to its operations in its reports filed with the Securities and Exchange Commission, which risks and discussion should be read in conjunction with this press release.  The Company assumes no obligation to publicly revise forward-looking statements to reflect subsequent events or changed circumstances.